EXHIBIT 21.1

LIST OF SUBSIDIARIES

As of December 31, 2005

                                                                                                                            Jurisdiction of

Name                                                                                                                  Formation

Advanced Thermal Hydronics, Inc.	Delaware
Boyertown Foundry Company	Pennsylvania
Deltex Partners, Inc.	Delaware
Embassy Manufacturing, Inc.	Delaware
Formtek, Inc.	Delaware
Engel Industries, Inc.	Delaware
Met-Coil Systems, LLC	Delaware
Formtek Metal Forming, Inc. (f/k/a Formtek Cleveland, Inc.)	Ohio
Axon Electric, LLC	Illinois
Formtek Metal Processing, Inc.	Delaware
Formtek Machinery (Beijing) Co., Ltd	China
Gentex Partners, Inc.	Texas
Mestex, Ltd. (Texas limited partnership)	Texas
Yorktown Properties, Ltd. (Texas limited partnership)	Texas
Keyser Properties, Inc.	Delaware
1470604 Ontario, Inc.	Ontario
Mestek Canada, Inc.	Ontario
Pacific/Air Balance, Inc.	California
Westcast, Inc.	Massachusetts